                                                                     Exhibit 3.6



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          MEMORY PHARMACEUTICALS CORP.

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

      Memory Pharmaceuticals Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:         That Section B(2)(c)(i)(A) of Article FIFTH of the Certificate
                  of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

                  "(A) The closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an initial public offering price per share of not less than $7.50 (such dollar amount being subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) with net proceeds to the Corporation of not less than $25,000,000 (a "Qualified Initial Public Offering"); or"

FURTHER
RESOLVED:         That Article FOURTH of the Certificate of Incorporation of
                  the Corporation, as amended, be and hereby is deleted in its entirety and the following two paragraphs are inserted in lieu thereof:

                  "FOURTH: That, effective at 5:00 p.m., eastern standard time, on the filing date of this Certificate of Amendment of Certificate of Incorporation (the "Effective Time"), a one-for-three reverse stock split of the Corporation's Common Stock, par value $.001 per share (the "Common Stock"), shall become effective, pursuant to which each three shares of Common Stock outstanding and held of record by each stockholder of the

                  Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors of the Corporation.

                        The total number of shares of all classes of stock which
                  the Corporation shall have the authority to issue shall be 56,976,574 shares, consisting of 17,758,666 shares of Common Stock and 39,217,908 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"). 1,000,000 shares of Preferred Stock are designated Series A Convertible Preferred Stock ("Series A Preferred"). 6,150,000 shares of Preferred Stock are designated Series B Convertible Preferred Stock ("Series B Preferred"). 10,000,000 shares of Preferred Stock are designated Series C Convertible Preferred Stock ("Series C Preferred"). 19,290,130 shares of Preferred Stock are designated Series D Convertible Preferred Stock ("Series D Preferred"). 2,777,778 shares of Preferred Stock are designated Series Roche Convertible Preferred Stock ("Series Roche Preferred")."

FURTHER
RESOLVED:         That each provision of the Certificate of Incorporation that is not amended hereby and that includes a reference to any number of shares or any price per share or any conversion price or ratio shall be equitably adjusted to reflect the reverse stock split effected by the foregoing resolution.

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its CEO this 15th day of March, 2004.

                                    MEMORY PHARMACEUTICALS CORP.



                                    By:   /s/ Tony Scullion
                                          ----------------------
                                          Name:  Tony Scullion
                                          Title: Chief Executive Officer


                                      - 2 -